Exhibit 10.4

COST PLUS, INC.

NOTICE OF AMENDMENT TO DIRECTOR OPTION AGREEMENTS

This notice of amendment (the “Amendment”) is made, by and between Willem Mesdag (the “Optionee”) and Cost Plus, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously granted Optionee the options to purchase shares of the Company’s Common Stock set forth on Appendix A attached hereto (each an “Option,” and collectively the “Options”), pursuant to the Company’s 1996 Director Option Plan, as amended (the “Plan”);

WHEREAS, each Option was memorialized in a stock option agreement between the Company and the Optionee (each an “Agreement,” and collectively, the “Agreements”);

WHEREAS, Section 4(c)(i) of the Plan authorizes the Company’s Board of Directors or a committee appointed by the Board of Directors, among other things, to “make any amendment or modification to any Award Agreement, including the acceleration of vesting, consistent with the terms of the Plan”;

WHEREAS, on June 23, 2011, the Board of Directors of the Company approved the amendment of each Agreement for the outstanding Options to provide that any unvested Options held by the Optionee on June 23, 2011 be accelerated and vested and exercisable in full;

WHEREAS, pursuant to the Plan, including Section 4(c)(i) thereof, this Amendment will automatically apply to all Options effective as of June 23, 2011, without the need for the Optionee to execute this Amendment;

NOW, THEREFORE, for good and valuable consideration, Optionee and the Company agree that the Agreements related to the Options be amended as follows:

1. Exercise of Option. Section 3 of each Agreement is amended as of June 23, 2011 to include a new subsection (c) which shall provide as follows:

“(c) Notwithstanding anything in this Option agreement to the contrary, any unvested Options held by the Optionee on June 23, 2011 shall be accelerated and vested and exercisable in full as of June 23, 2011.”

2. Agreement. All references to the “agreement” set forth in each Agreement shall be deemed to be references to the Agreement as amended by this Amendment.

3. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any term or provision hereof.

4. Confirmation of the Agreements. Other than as expressly modified pursuant to this Amendment, all provisions of each Agreement remain unmodified and in full force and effect. The applicable provisions of Section 10 of each Agreement shall apply to this Amendment mutatis mutandis.

COST PLUS, INC.
a California corporation

By:	/s/ Barry J. Feld
Barry J. Feld,
President and Chief Executive Officer

Appendix A

Summary of Will Mesdag Options

Grant Name	Grantee Name	Grant Price	Options Granted	Options Exercised	Options Cancelled	Options Outstanding	Options Exercisable	Expire / Cancel Date
11/24/2008 1996N-E Di NQSO $0.85	Willem Mesdag	$0.85	16,000	0	0	16,000	8,000	25-Nov-2015
03/23/2009 1996N-E Di NQSO $0.89	Willem Mesdag	$0.89	1,500	0	0	1,500	1,500	24-Mar-2016
06/11/2010 1996N-E Di NQSO $4.86	Willem Mesdag	$4.86	12,000	0	0	12,000	0	12-Jun-2017

		Totals:	29,500	0	0	29,500	9,500